                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                                (Amendment No. 5)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               Steven Madden, LTD.
                               -------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.0001 Per Share
                    -----------------------------------------
                         (Title of Class of Securities)

                                    556269108
                                    ---------
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  which is the subject of this  Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f),  or 13d-1(g),  check the following
box: |_|.

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Equity Partners, L.P.                 13-4088890
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) /_/
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       288,937
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          288,937
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                288,937
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.21%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Investros, LLC                        13-4126527
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       288,937
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          288,937
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                288,937
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.21%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James Mitarotonda
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       337,472
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          337,472
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                337,472
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Offshore Fund, Ltd. (BVI)
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           British Virgin Islands
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       48,535
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          48,535
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                48,535
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.37%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Advisors, LLC                         20-0327470
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       48,535
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          48,535
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                48,535
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.37%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Capital Group, L.P.                             13-3635132
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       337,472
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          337,472
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                337,472
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LNA Capital Corp.                                         13-3635168
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       337,472
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          337,472
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                337,472
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                C0
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Parche, LLC                                               20-0870632
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       105,496
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          105,496
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                105,496
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.81%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Admiral Advisors, LLC                                     37-1484525
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       659,348
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          659,348
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ramius Capital Group, LLC                                 13-3937658
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       659,348
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          659,348
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            C4S & Co., LLC                                            13-3946794
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       659,348
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          659,348
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Starboard Value & Opportunity Fund, LLC                   37-1484524
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       553,852
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          553,852
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                553,852
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                4.24%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter A. Cohen
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       none
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        659,348
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          none
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                659,348
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgan B. Stark
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       none
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        659,348
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          none
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                659,348
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jeffrey M. Solomon
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       none
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        659,348
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          none
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                659,348
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Thomas W. Strauss
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       none
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        659,348
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          none
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                659,348
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Partners, LP                                  20-0133443
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       8,600
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          8,600
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                8,600
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.066%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             RJG Capital Management, LLC                              20-0027325
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       8,600
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          8,600
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                8,600
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.066%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Ronald Gross
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       8,600
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          8,600
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                8,600
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.066%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

     This Amendment No. 5 amends and supplements the Schedule 13D filed with the
Securities and Exchange Commission on July 30, 2004, as amended by that certain
Amendment No. 1 filed on November 12, 2004, that certain Amendment No. 2 filed on November 18, 2004, that certain Amendment No. 3 filed on December 13, 2004 and that certain Amendment No. 4 filed on December 20, 2004 (together, the
"Statement"), by and on behalf of Barington Companies Equity Partners, L.P.
("Barington LP"), Barington Companies Investors, LLC, James Mitarotonda,
Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors,
LLC, Barington Capital Group, L.P., LNA Capital Corp., Parche, LLC, Starboard
Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC,
C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W.
Strauss, RJG Capital Partners, LP, RJG Capital Management, LLC and Ronald Gross
with respect to the common stock, par value $0.0001 per share, of Steven Madden,
Ltd., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 52-16 Barnett Avenue, Long Island City, New York
11104.

Item 4.   PURPOSE OF TRANSACTION.

     The information contained in Item 4 of the Statement is hereby supplemented as follows:

     On December 31, 2004, Barington LP delivered a letter to the Company requesting, pursuant to Section 220 of the Delaware General Corporation Law and
the common law of the State of Delaware, a listing of the Company's stockholders and other related corporate records in order to allow the Reporting Entities to communicate with the Company's stockholders on several operational, compensation, financial and corporate governance issues pertaining to the
Company, including but not limited to the performance of the Company under the stewardship of Jamieson Karson, its Chief Executive Officer, as well as in connection with the election of directors at the Company's next annual meeting of stockholders and any other matters that may properly come before such meeting. A copy of this letter is attached hereto as Exhibit 99.6 and is incorporated herein by reference.

Item 7.   MATERIAL TO BE FILED AS EXHIBITS.

     Item 7 is hereby amended to add the following exhibit:

     99.6  Letter from Barington Companies Equity Partners, L.P. to the
           Corporate Secretary of Steven Madden, Ltd., dated December 31, 2004, requesting a listing of the Company's stockholders and other related corporate records.

                                   SIGNATURES

     After  reasonable  inquiry  and to the best  knowledge  and  belief  of the undersigned,  the  undersigned  certify that the  information  set forth in this
Statement is true, complete and correct.

Dated:  January 3, 2004

                                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                    By: Barington Companies Investors, LLC,
                                        its general partner

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: Managing Member

                                    BARINGTON COMPANIES INVESTORS, LLC

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: Managing Member

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    James A. Mitarotonda

                                    BARINGTON COMPANIES OFFSHORE
                                    FUND, LTD. (BVI)

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: President

                                    BARINGTON COMPANIES ADVISORS, LLC
                                    By:  Barington Capital Group, L.P., its
                                            managing member
                                    By:  LNA Capital Corp., its general
                                            partner

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: President and Chief Executive Officer

                                    BARINGTON CAPITAL GROUP, L.P.
                                    By:  LNA Capital Corp., its general
                                            partner

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: President and Chief Executive Officer

                                    LNA CAPITAL CORP.

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: President and Chief Executive Officer

                                    PARCHE, LLC
                                    By:  Admiral Advisors, LLC, its managing
                                         member

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:  Authorized Signatory

                                    STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                    By: Admiral Advisors, LLC, its managing
                                        member

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:  Authorized Signatory

                                    ADMIRAL ADVISORS, LLC
                                    By:  Ramius Capital Group, LLC, its
                                         sole member

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:  Authorized Signatory

                                    RAMIUS CAPITAL GROUP, LLC
                                    By:  C4S & Co., LLC, its managing member

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:   Managing Member

                                    C4S & CO., LLC

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:   Managing Member

                                    /s/ Peter A. Cohen
                                    --------------------------------
                                    Peter A. Cohen

                                    /s/ Morgan B. Stark
                                    --------------------------------
                                    Morgan B. Stark

                                    /s/ Jeffrey M. Solomon
                                    --------------------------------
                                    Jeffrey M. Solomon

                                    /s/ Thomas W. Strauss
                                    --------------------------------
                                    Thomas W. Strauss

                                    RJG CAPITAL PARTNERS, LP

                                    By:  RJG Capital Management, LLC,
                                         its general partner

                                    By:  /s/ Ronald J. Gross
                                       ------------------------------
                                    Name:  Ronald J. Gross
                                    Title: Managing Member

                                    RJG CAPITAL MANAGEMENT, LLC

                                    By: /s/ Ronald J. Gross
                                        ------------------------------
                                    Name:  Ronald J. Gross
                                    Title: Managing Member

                                    /s/ Ronald J. Gross
                                    ----------------------------------
                                    Ronald J. Gross

                                                    EXHIBIT INDEX

99.1   Agreement of Joint Filing among Barington Companies Equity Partners,
       L.P., Barington Companies Investors, LLC, James Mitarotonda, Barington
       Companies Offshore Fund, Ltd., Barington Companies Advisors, LLC,
       Barington Capital Group, L.P., LNA Capital Corp., Parche, LLC, Admiral
       Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen,
       Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Starboard Value &
       Opportunity Fund, LLC, RJG Capital Partners, LP, RJG Capital Management,
       LLC and Ronald Gross dated December 13, 2004 (previously filed).

99.2   Letter from James A. Mitarotonda of Barington Capital Group, L.P. to
       Jamieson A. Karson, Vice Chairman and Chief Executive Officer of Steven
       Madden, Ltd., dated November 5, 2004.(previously filed).

99.3   Letter from James A. Mitarotonda of Barington Capital Group, L.P. to
       Jamieson A. Karson, Vice Chairman and Chief Executive Officer of Steven
       Madden, Ltd., dated November 16, 2004 (previously filed).

99.4   Letter from James A. Mitarotonda of Barington Capital Group, L.P. to each of the outside members of the Board of Directors of Steven Madden, Ltd., dated December 13, 2004 (previously filed).

99.5   Press Release dated December 16, 2004 (previously filed).

99.6   Letter from Barington Companies Equity Partners, L.P. to the Corporate
       Secretary of Steven Madden, Ltd., dated December 31, 2004, requesting a listing of the Company's stockholders and other related corporate records
       (pages 27 to 30).

                                                                    EXHIBIT 99.6

                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                         888 SEVENTH AVENUE, 17TH FLOOR
                            NEW YORK, NEW YORK 10019

                                               December 31, 2004

VIA FACSIMILE AND COURIER
Steven Madden, Ltd.
52-16 Barnett Avenue
Long Island City, NY 11104
Attn:  Corporate Secretary

       Re:  INSPECTION OF BOOKS AND RECORDS

Dear Sir or Madam:

          Barington Companies Equity Partners, L.P. ("Barington") is the holder of record of 1,000 shares (the "Shares") of common stock, $0.0001 par value (the
"Common Stock"), of Steven Madden, Ltd., a Delaware corporation (the "Company").

          As the record owner of the Shares, Barington hereby demands, pursuant to Section 220 of the Delaware General Corporation Law and the common law of the
State of Delaware, during the usual hours for business, to inspect the following books, records and documents of the Company and to make copies or extracts therefrom:

               (a) a complete list of the Company's stockholders of record, certified by its transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such stockholder;

               (b) a magnetic computer tape list of the holders of the Common
          Stock, showing the name, address and number of shares registered in the name of each such holder, such computer processing data as is necessary for Barington to make use of such magnetic computer tape, and a hard copy printout of such magnetic computer tape for verification purposes;

               (c) all daily transfer sheets now or hereafter in the Company's or its transfer agent's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their nominees, showing the changes in the list of stockholders of the Company referred to in item (a) above from the date hereof through the Record Date (as defined below);

               (d) all information and listings now or hereinafter in the
          Company's or its transfer agent's possession or control, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the Common Stock, including, without limitation, banks, brokers, dealers and other financial institutions who own Common Stock for their own or their customers account, any holdings in the respective names of Cede & Co. and other similar depositories or nominees as well as any material request list provided by Automatic Data Processing-Investor Communications
          Services, any omnibus proxies issued by such entities and all DTC
          Participant listings, and all such listings or other information which is in electronic form shall be provided to the undersigned or its agents simultaneously with the time it is made available to the
          Company or its agents, further, if the Company or its agents is authorized to have online access to the depository trust company security position listings then MacKenzie Partners, Inc., as
          Barington's agent, shall be given equivalent access;

               (e) all information now or hereinafter in the Company's
          possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their nominees, relating to the names of the non-objecting beneficial owners of the Common Stock (commonly referred to as a "NOBO" list) whose shares are held by brokers, dealers, banks, clearing agencies, voting trustees or their nominees in the format of a magnetic computer tape or cartridge file of such owners showing the name, address and number of shares registered in the name of each such owner in descending balance order, such computer processing data as is necessary for
          Barington to make use of such magnetic computer tape or cartridge, and a hard copy printout of such magnetic computer tape or cartridge for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 and/or
          Rule 14b-2 of the Securities Exchange Act of 1934, as amended (the
          "Exchange Act"), from ADP Proxy Services, or otherwise);

               (f) all "respondent bank" lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act;

               (g) a list of stockholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Common Stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan's participants, showing (i) the name and address of each such participant, (ii) the number of shares of Common
          Stock attributable to each such participant in any such plan, and
          (iii) the method by which the Barington Entities (as hereinafter defined) or their agents may communicate with each such participant;
          and

               (h) a correct and complete copy of the bylaws of the Company, as in effect now and as amended from time to time, and any rules and regulations of the Company regarding the nomination and election of directors, stockholder proposals and the conduct of the Company's annual meeting of stockholders.

          Each item is requested to be complete and correct as of the date hereof. In addition, Barington demands that modifications, additions and deletions to any and all information referred to in items (a) through (h) above be furnished to Barington as soon as such modifications, additions and deletions become available to the Company or its agents or representatives. This letter shall also serve as Barington's demand to inspect and copy each item set forth above reflecting data as of the record date for the Company's next annual meeting of stockholders (the "Record Date").

          Barington will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

          Please note that the Barington has jointly filed a Schedule 13D with certain other entities (together with Barington, collectively, the "Barington
Entities") pursuant to a joint filing agreement. Reference is made to Amendment
No. 3 to the Schedule 13D, as it may be amended from time to time, for additional information regarding the Barington Entities.

          The purpose of this demand is to enable the Barington Entities to communicate with the Company's stockholders on several operational, compensation, financial and corporate governance issues pertaining to the
Company, including but not limited to the performance of the Company under the stewardship of Jamieson Karson, its Chief Executive Officer, as well as in connection with the election of directors at the Company's next annual meeting of stockholders and any other matters that may properly come before such meeting.

          Barington hereby designates and authorizes Olshan Grundman Frome
Rosenzweig & Wolosky LLP and MacKenzie Partners, Inc. and their partners, employees, agents and any other persons to be designated by them, acting singly or in any combination, to act as its agents and conduct the inspection and copying herein requested on our behalf. Please advise Steven Wolosky, Esq. (tel:
212-451-2333) or Adam Finerman, Esq. (tel. 212-451-2289) of Olshan Grundman
Frome Rosenzweig & Wolosky LLP as to when and where the items demanded above will be available. It is requested that the information identified above be made available as promptly as practicable and, in any event, no later than January 7,
2005.

                             Very truly yours,

                             BARINGTON COMPANIES EQUITY PARTNERS, L.P.

                             By: Barington Companies Investors, LLC, its General
                             Partner

                             By: /s/ James A. Mitarotonda
                                ---------------------------------
                                James A. Mitarotonda
                                Managing Member

State of New York         )
                          )  ss:
County of New York        )

     JAMES A.  MITAROTONDA,  being  duly  sworn,  states  that he  executed  the foregoing  letter,  that  he is  the  Managing  Member  of  Barington  Companies
Investors, LLC, the General Partner of Barington Companies Equity Partners, L.P.
("Barington"), that he is authorized to make the foregoing demand for inspection on behalf of and as the act and deed of Barington,  and that the information and facts stated therein,  including Barington's record ownership and the purpose of this demand for inspection,  are true and correct. Such inspection is reasonably related to  Barington's  interest  as a  stockholder  and is not  desired  for a purpose which is in the interest of a business or object other than the business of Steven Madden, Ltd.

                                         /s/ James A. Mitarotonda
                                         ------------------------
                                         James A. Mitarotonda

Subscribed and sworn to before me
this 31st day of December, 2004.

/s/ Stuart D. Appelson
---------------------------
     Notary Public

My commission expires: January 21, 2006